Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 16, 2006
Registration Statement No. 333-137930

RRSat Global Communications Network Ltd.

Preliminary Results for the Third Quarter of 2006

Although we have not finalized our financial statements for the three months ended September 30, 2006 or completed our accounting or financial reporting processes for this period, we have included below selected preliminary results of operations for the three and nine months ended September 30, 2006. During the course of our accounting and financial reporting processes for the three months ended September 30, 2006, we may identify items that would require us to make adjustments to the preliminary results included below.

Subject to the foregoing, we currently expect to report total revenues of approximately $11.0 million to $11.4 million for the three months ended September 30, 2006, as compared to total revenues of $7.9 million for the three months ended September 30, 2005; and total revenues of approximately $30.7 million to $31.1 million for the nine months ended September 30, 2006, as compared to total revenues of $22.1 million for the nine months ended September 30, 2005. We further expect that our gross margins for the three months ended September 30, 2006 will be within the range of the quarterly gross margins during the four quarters preceding the third quarter of 2006, which have ranged from 32.2% to 37.2%.

The foregoing estimates constitute forward-looking statements. We cannot assure you that our final results of operations for the three months ended September 30, 2006 will be consistent with the foregoing estimates. This information should be read in conjunction with the information contained in our Registration Statement on Form F-1, filed with the Securities and Exchange Commission on October 10, 2006 (No. 333-137930), and specifically in conjunction with our financial statements and our Management’s Discussion and Analysis of Financial Condition and Results of Operations included therein and with our discussion of forward-looking statements included therein under the heading “Special Note Regarding Forward-Looking Statements and Other Information.”

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